Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Executive Sponsors

Wells Fargo Merchant Services, LLC:

We consent to the use in the registration statement on Form S-8 of Fiserv, Inc., of our report dated February 15, 2019, with respect to the balance sheets of Wells Fargo Merchant Services, LLC as of December 31, 2018 and 2017, and the related statements of revenues and expenses, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

December 27, 2019